Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

WestRock Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”).

DOES HEREBY CERTIFY:

1.The name of the Corporation is WestRock Company.

2.

That an Amended and Restated Certificate of Incorporation of the Corporation was filed by the Secretary of State of the State of Delaware on November 2, 2018 (the “Certificate”), and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.The inaccuracy or defect of said Certificate is:

Article II incorrectly identifies the address of the Corporation’s registered office in the State of Delaware and the Corporation’s registered agent at such address. This is due to a clerical error.

4.Article II of the Certificate is corrected to read as follows:

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed this 13th day of November, 2018.

By:
/s/ Robert B. McIntosh
Name:Robert B. McIntosh
Title:Executive Vice President, General Counsel and Secretary